Free Writing Prospectus (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 433 Registration No. 333-212571 March 1, 2017
$ Callable Contingent Interest Notes Due March 8, 2019 Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index Global Medium-Term Notes, Series A

General

•	Unsecured and unsubordinated obligations of Barclays Bank PLC maturing March 8, 2019†

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

•	The Notes are expected to price on or about March 3, 2017† (the “Pricing Date”) and are expected to issue on or about March 8, 2017† (the “Issue Date”).

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets*:	The Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (the “RTY Index”), the S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”) (the “SPX Index”) and the EURO STOXX 50® Index (Bloomberg ticker symbol “SX5E<Index>”) (the “SX5E Index”) (each an “Underlier” and together the “Underliers”)
Early Redemption Feature:	On any Call Settlement Date prior to the Maturity Date, the Issuer will have the right to redeem the Notes, in whole, but not in part, at its discretion for a cash payment per Note equal to the principal amount plus any Contingent Coupon otherwise due. If the Issuer elects to redeem the Notes on a Call Settlement Date, we will give you notice on or before the immediately preceding Observation Date. Any early redemption of the Notes will be at our discretion and will not automatically occur based on the performance of the Underliers. No further amounts will be owed to you under the Notes after they have been redeemed.
Contingent Coupon:

If the Notes have not been redeemed by the Issuer and the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value of each Underlier is greater than or equal to its Coupon Barrier on the Final Observation Date, Barclays Bank PLC will pay a Contingent Coupon of $28.90 per $1,000 principal amount Note on the related Coupon Payment Date.

If the Closing Level of any Underlier is less than its Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value of any Underlier is less than its Coupon Barrier on the Final Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable, and Barclays Bank PLC will not make any payment to you on the related Coupon Payment Date. Contingent Coupons should not be viewed as periodic interest payments.

Payment at Maturity:

If the Issuer does not elect to redeem the Notes and the Final Underlier Value of each Underlier is greater than or equal to its Trigger Value (which equals its Coupon Barrier), you will receive a cash payment on the Maturity Date equal to $1,000 per $1,000 principal amount Note plus the Contingent Coupon otherwise due.

If the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. Under these circumstances, you will receive a cash payment on the Maturity Date per $1,000 principal amount Note calculated as follows:

$1,000 × (1 + Underlier Return of the Least Performing Underlier)

If the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, the Notes will be fully exposed to the decline in the value of the Least Performing Underlier and you will lose a significant portion or all of your investment at maturity. You will be exposed to the market risk of each Underlier and any decline in the level of one Underlier may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underliers. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page FWP- 4 of this free writing prospectus) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page FWP-4 of this free writing prospectus.

(Key Terms continued on the next page)

	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.50%	98.50%
Total	$●	$●	$●	$●

[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is expected to be between $954.60 and $974.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-21 of this free writing prospectus.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15.00 per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-10 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

Underlier Return:	With respect to each Underlier, Final Underlier Value – Initial Underlier Value Initial Underlier Value
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Coupon Barrier:

With respect to the RTY Index: , which is equal to 75% of its Initial Underlier Value (rounded to three decimal places)

With respect to the SPX Index: , which is equal to 75% of its Initial Underlier Value (rounded to two decimal places)

With respect to the SX5E Index: , which is equal to 75% of its Initial Underlier Value (rounded to two decimal places)

Trigger Value:

With respect to the RTY Index: , which is equal to 75% of its Initial Underlier Value (rounded to three decimal places)

With respect to the SPX Index: , which is equal to 75% of its Initial Underlier Value (rounded to two decimal places)

With respect to the SX5E Index: , which is equal to 75% of its Initial Underlier Value (rounded to two decimal places)

Final Underlier Value:	With respect to each Underlier, the arithmetic average of the Closing Levels of that Underlier on the Averaging Dates (rounded to three decimal places in respect of the RTY Index, and rounded to two decimal places in respect of the SPX Index and the SX5E Index)
Initial Underlier Value:

With respect to the RTY Index: , which is the Closing Level of that Underlier on the Pricing Date

With respect to the SPX Index: , which is the Closing Level of that Underlier on the Pricing Date

With respect to the SX5E Index: , which is the Closing Level of that Underlier on the Pricing Date

Closing Level*:	With respect to each Underlier, Closing Level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Observation Dates†:	June 5, 2017, September 5, 2017, December 4, 2017, March 5, 2018, June 4, 2018, September 4, 2018, December 3, 2018 and March 4, 2019. The final Observation Date, March 4, 2019, is the “Final Observation Date.”
Coupon Payment Dates†:	June 8, 2017, September 8, 2017, December 7, 2017, March 8, 2018, June 7, 2018, September 7, 2018, December 6, 2018 and the Maturity Date
Call Settlement Dates†:	With respect to each Observation Date (other than the Final Observation Date), the Coupon Payment Date immediately following that Observation Date
Averaging Dates†:	February 26, 2019, February 27, 2019, February 28, 2019, March 1, 2019 and March 4, 2019
Maturity Date†:	March 8, 2019
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VMC3 / US06741VMC36

*	If an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, the Calculation Agent may select a successor underlier or, if no successor underlier is available, will calculate the value to be used as the Closing Level of that Underlier. In addition, the Calculation Agent will calculate the value to be used as the Closing Level of an Underlier in the event of certain changes in or modifications to that Underlier. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

†	Expected. In the event that we make any change to the expected Pricing Date or Issue Date, the Observation Dates, the Averaging Dates and/or the Maturity Date may be changed so that the stated term of the Notes remains the same. Each Observation Date and/or Averaging Date may be postponed if that date is not a scheduled trading day with respect to any Underlier or if a market disruption event occurs with respect to any Underlier on that date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Call Settlement Date, a Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

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Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•	Prospectus supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•	Index supplement dated July 18, 2016:

http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, “we,” “us” and “our” refer to Barclays Bank PLC.

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Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Scenario Analysis and Hypothetical Examples

The following examples are hypothetical and are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Underliers relative to their respective Initial Underlier Values. We cannot predict the Closing Level of any Underlier on any day during the term of the Notes, including on the Observation Dates or Averaging Dates. You should not take these examples as an indication or assurance of the expected performance of the Underliers. The numbers appearing in the examples below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $1,000 principal amount Note to the $1,000 issue price. The following examples illustrate amounts payable on a hypothetical offering of the Notes under various scenarios, based on the following assumptions:

Principal Amount:	$1,000
Term:	Approximately 2 years
Hypothetical Initial Underlier Value*:	100.000 for the RTY Index, 100.00 for the SPX Index and 100.00 for the SX5E Index
Contingent Coupon:	$28.90 per $1,000 principal amount Note
Observation Dates:	Observation Dates will occur as set forth on the cover of this free writing prospectus.
Hypothetical Coupon Barrier*:	75.000 for the RTY Index, 75.00 for the SPX Index and 75.00 for the SX5E Index (which, with respect to each Underlier, is 75% of the hypothetical Initial Underlier Value of that Underlier)
Hypothetical Trigger Value*:	75.000 for the RTY Index, 75.00 for the SPX Index and 75.00 for the SX5E Index (which, with respect to each Underlier, is 75% of the hypothetical Initial Underlier Value of that Underlier)

*	Terms used for purposes of these hypothetical examples may not represent the actual Initial Underlier Values, Coupon Barriers or Trigger Values. The hypothetical Initial Underlier Values of 100.000 for the RTY Index, 100.00 for the SPX Index and 100.00 for the SX5E Index have been chosen for illustrative purposes only and may not represent a likely actual Initial Underlier Value for any Underlier. The actual Initial Underlier Value, Coupon Barrier and Trigger Value for each Underlier will be determined on the Pricing Date and will be set forth under “Key Terms” above. For historical Closing Levels of the Underliers, see the historical information set forth under the sections titled “The Russell 2000® Index,” “The S&P 500® Index” and “The EURO STOXX 50® Index” below.

Example 1 — Issuer Elects to Redeem the Notes on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 105.000	Issuer elects to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $28.90 on Call Settlement Date.
SPX Index: 110.00
SX5E Index: 90.00
Total Payment (per $1,000 Note):		$1,028.90 (2.89% total return on the Notes)

The Issuer elects to redeem the Notes on the first Observation Date. The Issuer will pay $1,028.90 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon due in connection with the first Observation Date because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on that Observation Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $1,028.90 per Note for a 2.89% total return on the Notes.

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Example 2 — Issuer Elects to Redeem the Notes on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 105.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays Contingent Coupon of $28.90 on first Coupon Payment Date.
SPX Index: 110.00
SX5E Index: 90.00
Second Observation Date	RTY Index: 80.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of SPX Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
SPX Index: 40.00
SX5E Index: 90.00
Third Observation Date	RTY Index: 30.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
SPX Index: 80.00
SX5E Index: 90.00
Fourth Observation Date	RTY Index: 80.000	Issuer elects to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $28.90 on Call Settlement Date.
SPX Index: 80.00
SX5E Index: 90.00
Total Payment (per $1,000 Note):		$1,057.80 (5.78% total return on the Notes)

The Issuer elects to redeem the Notes on the fourth Observation Date. The Issuer will pay $1,028.90 per $1,000 principal amount Note on the Call Settlement Date, which is equal to your principal amount plus the Contingent Coupon due in connection with the fourth Observation Date because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on that Observation Date. No further amounts will be owed to you under the Notes.

In addition, because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $28.90 on the first Coupon Payment Date. However, because the Closing Level of at least one Underlier is less than its Coupon Barrier on the second and third Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $1,057.80 per Note for a 5.78% total return on the Notes.

Example 3 — Issuer Does Not Elect to Redeem the Notes, and the Final Underlier Value of Each Underlier Is Greater Than or Equal to Its Trigger Value

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 105.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays Contingent Coupon of $28.90 on first Coupon Payment Date.
SPX Index: 110.00
SX5E Index: 90.00
Second Observation Date	RTY Index: 80.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of each Underlier is greater than or equal to its Coupon Barrier; Issuer pays Contingent Coupon of $28.90 on second Coupon Payment Date.
SPX Index: 80.00
SX5E Index: 90.00
Third to Seventh Observation Dates	Various (at least one Underlier below its Coupon Barrier)	Issuer DOES NOT elect to redeem the Notes; Closing Level of at least one Underlier is below its Coupon Barrier on each of the third through seventh Observation Dates; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.
Final Underlier Value
Final Observation Date	RTY Index: 110.000	Final Underlier Value of each Underlier is greater than or equal to its Coupon Barrier and its Trigger Value, Issuer repays principal plus pays Contingent Coupon of $28.90 on Maturity Date.
SPX Index: 80.00
SX5E Index: 80.00
Total Payment (per $1,000 Note):		$1,086.70 (8.67% total return on the Notes)

The Issuer does not elect to redeem the Notes early. Because the Final Underlier Value of each Underlier is greater than or equal to its Coupon Barrier and its Trigger Value, at maturity, the Issuer will pay $1,028.90 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon payment due in connection with the Final Observation Date.

In addition, because the Closing Level of each Underlier is greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $28.90 on the first and second Coupon Payment Dates. However, because the Closing Level of at least one Underlier is less than its Coupon Barrier on the third through seventh Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $1,086.70 per Note for a 8.67% total return on the Notes.

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Example 4 — Issuer Does Not Elect to Redeem the Notes, and the Final Underlier Value of Each Underlier Is Less Than Its Trigger Value

Date	Closing Level	Payment (per Note)
First Observation Date	RTY Index: 60.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
SPX Index: 110.00
SX5E Index: 90.00
Second Observation Date	RTY Index: 65.000	Issuer DOES NOT elect to redeem the Notes; Closing Level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
SPX Index: 115.00
SX5E Index: 95.00
Third to Seventh Observation Dates	Various (at least one Underlier below its Coupon Barrier)	Issuer DOES NOT elect to redeem the Notes; Closing Level of at least one Underlier is below its Coupon Barrier on each of the third through seventh Observation Dates; Issuer DOES NOT pay Contingent Coupon on any of the third to seventh Coupon Payment Dates.
Final Underlier Value
Final Observation Date	RTY Index: 50.000	Issuer DOES NOT elect to redeem the Notes; Final Underlier Value of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on Maturity Date. The Final Underlier Value of RTY Index is below its Trigger Value; Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of RTY Index, which is the Least Performing Underlier.
SPX Index: 110.00
SX5E Index: 90.00
Total Payment (per $1,000 Note):		$500.00 (a 50.00% loss on the Notes)

The Issuer does not elect to redeem the Notes early. Because the Final Underlier Value of at least one Underlier is less than its Trigger Value, at maturity, the Issuer will pay a total of $500.00 per $1,000 principal amount, calculated as follows:

$1,000 × (1 + Underlier Return of the Least Performing Underlier)

Step 1: Determine the Underlier Return of each Underlier:

Underlier Return of the RTY Index:

Final Underlier Value – Initial Underlier Value	=	50.000 – 100.000	= -50.00%
Initial Underlier Value		100.000

Underlier Return of the SPX Index:

Final Underlier Value – Initial Underlier Value	=	110.00 – 100.00	= 10.00%
Initial Underlier Value		100.00

Underlier Return of the SX5E Index:

Final Underlier Value – Initial Underlier Value	=	90.00 – 100.00	= -10.00%
Initial Underlier Value		100.00

Step 2: Determine the Least Performing Underlier. The RTY Index is the Underlier with the lowest Underlier Return.

Step 3: Calculate the Payment at Maturity:

$1,000 × (1 + Underlier Return of the Least Performing Underlier) = $1,000 × (1 + -50.00%) = $500.00

In addition, because the Closing Level of at least one Underlier is less than its Coupon Barrier on each Observation Date prior to the Final Observation Date and the Final Underlier Value of at least one Underlier is less than its Coupon Barrier on the Final Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

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Selected Purchase Considerations

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You do not anticipate that the Final Underlier Value of any Underlier will be less than its Trigger Value on the Final Observation Date, and you are willing and able to accept the risk that, if any Final Underlier Value is, you will lose a significant portion or all of the stated principal amount of your Notes.

•	You do not anticipate that the Closing Level of any Underlier will be less than its Coupon Barrier on any Observation Date (other than the Final Observation Date) or that the Final Underlier Value of any Underlier will be less than its Coupon Barrier on the Final Observation Date, and you are willing and able to accept the risk that, if any Closing Level or Final Underlier Value is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You are willing and able to forgo participation in any appreciation of any Underlier, and you understand that any return on your investment will be limited to the Contingent Coupons that may be payable on the Notes.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Least Performing Underlier, as explained in more detail in the “Selected Risk Considerations” section of this free writing prospectus.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the Underliers, nor will you have any voting rights with respect to the securities composing the Underliers.

•	You are willing and able to accept the risk that the Issuer may elect to redeem the Notes at its discretion prior to scheduled maturity, that is more likely that the Issuer will redeem the Notes when it would otherwise be advantageous for you to continue to hold the Notes and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if the Issuer does not elect to redeem the Notes.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value of any Underlier will be less than its Trigger Value on the Final Observation Date, or you are unwilling or unable to accept the risk that, if any Final Underlier Value is, you will lose a significant portion or all of the stated principal amount of your Notes.

•	You anticipate that the Closing Level of any Underlier will be less than its Coupon Barrier on one or more Observation Dates (other than the Final Observation Date) or that the Final Underlier Value of any Underlier will be less than its Coupon Barrier on the Final Observation Date, or you are unwilling or unable to accept the risk that, if any Closing Level or Final Underlier Value is, you may receive few or no Contingent Coupons over the term of the Notes.

•	You are unwilling or unable to accept the individual market risk of each Underlier or you do not understand that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You seek exposure to any upside performance of the Underliers or you seek an investment with a return that is not limited to the Contingent Coupons that may be payable on the Notes.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Least Performing Underlier, as explained in more detail in the “Selected Risk Considerations” section of this free writing prospectus.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the Underliers.

•	You are unwilling or unable to accept the risk that the Issuer may elect to redeem the Notes at its discretion prior to scheduled maturity.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity if the Issuer does not elect to redeem the Notes.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

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•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set forth in this free writing prospectus, the prospectus, the prospectus supplement and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Tax Consequences

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Recently promulgated Treasury regulations exclude from the scope of Section 871(m) of the Code instruments issued in 2017 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that Treasury regulations under Section 871(m) imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

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Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underliers or any of the securities composing the Underliers. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to the Securities Generally”;

•	“Risk Factors— Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”; and

•	“Risk Factors—Additional Risks Relating to Securities That We May Call or Redeem (Automatically or Otherwise).”

In addition to the risks discussed under the headings above, you should consider the following:

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, you will lose 1% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. Accordingly, if the Issuer does not elect to redeem the Notes and the Final Underlier Value of any Underlier is less than its Trigger Value, the Notes will be fully exposed to the decline in the value of the Least Performing Underlier and you will lose a significant portion or all of your investment at maturity.

•	You May Not Receive Any Contingent Coupons — The Notes differ from ordinary debt securities in that they do not provide for regular interest payments. If the Closing Level of any Underlier is less than its Coupon Barrier on any Observation Date (other than the Final Observation Date) or if the Final Underlier Value of any Underlier is less than its Coupon Barrier on the Final Observation Date, Barclays Bank PLC will not pay the Contingent Coupon applicable to that Observation Date. If the Closing Level of at least one Underlier is less than its Coupon Barrier on each Observation Date prior to the Final Observation Date and the Final Underlier Value of at least one Underlier is less than its Coupon Barrier on the Final Observation Date, Barclays Bank PLC will not pay any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

•	If the Issuer Does Not Elect to Redeem the Notes, the Payment at Maturity, If Any, Is Calculated Based Solely on the Performance of the Least Performing Underlier — If the Issuer does not elect to redeem the Notes pursuant to the early redemption feature, the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlier. As a result, in the event that the Final Underlier Value of the Least Performing Underlier is less than its Trigger Value, the Underlier Return of only the Least Performing Underlier will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underliers, even if the Final Underlier Value of any of the other Underliers is greater than or equal to its Trigger Value or Initial Underlier Value.

•	Issuer Call and Reinvestment Risk — The Issuer may elect on any Observation Date other than the Final Observation Date to redeem the Notes, regardless of the Closing Level of any Underlier on that Observation Date and without taking your interests into account. If the Issuer elects to redeem the Notes early, the holding period over which you may receive Contingent Coupons could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed at the election of the Issuer prior to the Maturity Date. For the avoidance of doubt, the fees and commissions described on the cover of this free writing prospectus will not be rebated if the Issuer elects to redeem the Notes prior to the Maturity Date.

It is more likely that the Issuer will redeem the Notes at its election prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by the Issuer of comparable maturity, terms and credit rating trading in the market. The Issuer is less likely to call the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by the Issuer, which includes when the level of any of Underlier is less than its Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

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•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•	Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlier — The risk that you will not receive any Contingent Coupons and will lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With three Underliers, it is more likely that the Closing Level of any Underlier will be less than its Coupon Barrier on the specified Observation Dates and that the Final Underlier Value of any Underlier will be less than its Coupon Barrier and Trigger Value on the Final Observation Date, and therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, if the performances of the Underliers are not correlated to each other, the risk that you will not receive any Contingent Coupons and that the Final Underlier Value of at least one of the Underliers will be less than its Trigger Value is even greater.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of each Underlier. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the levels of the other Underliers. To receive any Contingent Coupons, the Closing Level or Final Underlier Value, as applicable, of each Underlier must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been redeemed prior to maturity and the Final Underlier Value of any Underlier is less than its Trigger Value, you will be exposed to the full decline in the Least Performing Underlier. Accordingly, your investment is subject to the market risk of each Underlier.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity unless redeemed early at the election of the Issuer. Although the Notes provide for the repayment of your principal at maturity if the Notes have not been previously redeemed and the Final Underlier Value of each Underlier is greater than or equal to its Trigger Value, if you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of each Underlier is greater than or equal to its Trigger Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Your Potential Return on the Notes Is Limited, and You Will Not Participate in Any Appreciation of Any Underlier — The return potential of the Notes is limited to the Contingent Coupons, regardless of the appreciation in the value of any Underlier. In addition, any return on the Notes will be based on the number of Observation Dates on which the Closing Level or Final Underlier Value, as applicable, of each Underlier has equaled or exceeded its Coupon Barrier prior to maturity or early redemption at the election of the Issuer. Further, if the Issuer elects to redeem the Notes early pursuant to the early redemption feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Issuer may elect to redeem the Notes as early as the first Observation Date, the total return on the Notes could be minimal. If the Issuer does not elect to redeem the Notes, you will not participate in any appreciation in the value of any Underlier even though you will be subject to each Underlier’s risk of decline. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underliers or the securities composing the Underliers.

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•	The Notes are Subject to Volatility Risk — Volatility is a measure of the degree of variation in the levels of the Underliers over a period of time. The Contingent Coupon was determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and will be higher than it otherwise would have been had the expected volatility of the Underliers, calculated at the time the terms of the Notes were set, been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Level of that Underlier or the Final Underlier Value, as applicable, will be less than its Coupon Barrier on one or more Observation Dates and (b) the Final Underlier Value of that Underlier will be less than its Trigger Value.

Accordingly, you should understand that a higher Contingent Coupon will reflect, among other things, an indication of a greater likelihood that you will (a) not receive a Contingent Coupon with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupons been lower. In addition, actual volatility over the term of the Notes may be significantly higher than the expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Owning the Notes Is Not the Same as Owning the Securities Composing Any or All of the Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Underliers. For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the securities composing any Underlier would have.

•	Each Underlier Reflects the Price Return of the Securities Composing that Underlier, Not the Total Return — The return on the Notes is based on the performance of the Underliers, which reflect changes in the market prices of the securities composing each Underlier. Each Underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	The Notes Are Subject to Small-Capitalization Companies Risk with respect to the RTY Index — The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	Non-U.S. Securities Markets Risks with respect to the SX5E Index — The equity securities composing the SX5E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

•	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the securities composing the SX5E Index are denominated, although any currency fluctuations could affect the performance of the SX5E Index. Therefore, if the applicable currency appreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment with respect to the Notes.

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•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underliers and the securities composing the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the market prices of and dividend rates on the securities composing the Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the SX5E Index trade; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; if an Underlier is discontinued or if the sponsor of an Underlier fails to publish that Underlier, selecting a successor underlier or, if no successor underlier is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of an Underlier on any date of determination in the event of certain changes in or modifications to an Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Consequences” above.

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The Russell 2000® Index

The RTY Index is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Levels for the RTY Index, based on daily Closing Levels of the RTY Index. The graph below sets forth the performance of the RTY Index from January 3, 2012 to February 27, 2017, based on the daily Closing Levels of the RTY Index. The Closing Level of the RTY Index on February 27, 2017 was 1,407.970.

We obtained the Closing Levels of the RTY Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the RTY Index during the term of the Notes, including on any of the Observation Dates or Averaging Dates. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	846.129	747.275	830.301
4/1/2012	6/30/2012	840.626	737.241	798.487
7/1/2012	9/30/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	2/27/2017*	1,410.344	1,345.744	1,407.970

* Information for the first calendar quarter of 2017 includes data for the period from January 1, 2017 through February 27, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

FWP-15

* The dotted line indicates a hypothetical Coupon Barrier and Trigger Value of 75% of the Closing Level of the RTY Index on February 27, 2017. The actual Coupon Barrier and Trigger Value will be equal to 75% of the Initial Underlier Value of the RTY Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-16

The S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. Beginning in June 2016, U.S. common equities listed on Bats BZX, Bats BYX, Bats EDGA or Bats EDGX were added to the universe of securities that are eligible for inclusion in the SPX Index. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Levels for the SPX Index, based on daily Closing Levels of the SPX Index. The graph below sets forth the performance of the SPX Index from January 3, 2012 to February 27, 2017, based on the daily Closing Levels of the SPX Index. The Closing Level of the SPX Index on February 27, 2017 was 2,369.75.

We obtained the Closing Levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SPX Index during the term of the Notes, including on any of the Observation Dates or Averaging Dates. We cannot give you assurance that the performance of the SPX Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	2/27/2017*	2,369.75	2,257.83	2,369.75

* Information for the first calendar quarter of 2017 includes data for the period from January 1, 2017 through February 27, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

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* The dotted line indicates a hypothetical Coupon Barrier and Trigger Value of 75% of the Closing Level of the SPX Index on February 27, 2017. The actual Coupon Barrier and Trigger Value will be equal to 75% of the Initial Underlier Value of the SPX Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-18

The EURO STOXX 50® Index

The SX5E Index is composed of 50 component stocks of market leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the SX5E Index, see “Indices—The EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end Closing Levels for the SX5E Index, based on daily Closing Levels of the SX5E Index. The graph below sets forth the performance of the SX5E Index from January 2, 2012 to February 27, 2017, based on the daily Closing Levels of the SX5E Index. The Closing Level of the SX5E Index on February 27, 2017 was 3,309.30.

We obtained the Closing Levels of the SX5E Index from Bloomberg, without independent verification. Historical performance of the SX5E Index should not be taken as an indication of future performance. Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the Closing Level of the SX5E Index during the term of the Notes, including on any of the Observation Dates or Averaging Dates. We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	3/31/2015	3,731.35	3,007.91	3,697.38
4/1/2015	6/30/2015	3,828.78	3,424.30	3,424.30
7/1/2015	9/30/2015	3,686.58	3,019.34	3,100.67
10/1/2015	12/31/2015	3,506.45	3,069.05	3,267.52
1/1/2016	3/31/2016	3,178.01	2,680.35	3,004.93
4/1/2016	6/30/2016	3,151.69	2,697.44	2,864.74
7/1/2016	9/30/2016	3,091.66	2,761.37	3,002.24
10/1/2016	12/31/2016	3,290.52	2,954.53	3,290.52
1/1/2017	2/27/2017*	3,339.33	3,230.68	3,309.30

* Information for the first calendar quarter of 2017 includes data for the period from January 1, 2017 through February 27, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2017.

FWP-19

* The dotted line indicates a hypothetical Coupon Barrier and Trigger Value of 75% of the Closing Level of the SX5E Index on February 27, 2017. The actual Coupon Barrier and Trigger Value will be equal to 75% of the Initial Underlier Value of the SX5E Index.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-20

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (the “Pricing Date”) based on prevailing market conditions on or prior to the Pricing Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page FWP-10 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Pricing Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Pricing Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15.00 per Note.

FWP-21